NAME OF REGISTRANT:
Franklin Templeton Fund Allocator Series
File No. 811-7851

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities


CLASS R DISTRIBUTION PLAN

I. 	Investment Company:	FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
II.	Fund:				FRANKLIN TEMPLETON CONSERVATIVE
					TARGET FUND - CLASS R
					FRANKLIN TEMPLETON MODERATE TARGET FUND - CLASS R
					FRANKLIN TEMPLETON GROWTH TARGET FUND - CLASS R

III.	Maximum Per Annum Rule 12b-1 Fees for Class R Shares
(as a percentage of average daily net assets of the class):  0.50%

	Preamble to Class R Distribution Plan

	The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company
Act of 1940, as amended (the "Act") by the Investment Company named above ("Investment Company") for the Class R shares
(the "Class") of each Fund named above ("Fund"), which Plan shall take effect as of the date shares of the Class are first offered (the "Effective Date of the Plan").
The Plan has been approved by a majority of the Board of Directors or Trustees of the Investment Company
(the "Board"), including a majority of the Board members
 who are not interested persons of the Investment Company and who have no direct, or indirect financial interest in the operation of the Plan (the "non-interested Board members"), cast in person at a meeting called for the purpose of voting on such Plan.

	In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment
Advisory Agreement between the Investment Company and
Franklin Advisers, Inc. ("Advisers") and the terms of the Underwriting Agreement between the Investment
Company and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of Advisers, under the Investment Advisory Agreement, and of Distributors, under the Underwriting Agreement, was fair and not excessive.
The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

	Distribution Plan

	1.	The Fund shall pay to Distributors as
compensation for its services or for payment by Distributors to dealers or others, or the Fund shall pay directly to others, a quarterly fee not to exceed the above-stated maximum fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Investment Company's
Board from time to time, as distribution and/or service fees pursuant to distribution and servicing agreements which have been approved from time to time by the Board, including the non-interested Board members.

2. (a) The monies paid to Distributors pursuant to Paragraph 1 above may be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others
(including retirement plan recordkeepers) selling shares of the Class who have executed an agreement with the Investment Company, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the non-interested Board members, with respect to the sale of Class shares. In addition, Distributors may use such monies paid to it pursuant to Paragraph 1 above to assist in the distribution and promotion of shares of the Class.
Such payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Investment Company, Distributors or its affiliates, or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels.

		(b) The monies paid to Distributors or others pursuant to paragraph 1 above may also be used to pay
Distributors, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class.
Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

	3.	In addition to the payments which the Fund
is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Advisers, Distributors or other parties on behalf of the Fund, Advisers or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

	In no event shall the aggregate payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

	4.	Distributors shall furnish to the Board,
for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

	5.	The Plan shall continue in effect for
a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the non-interested
Board members, cast in person at a meeting called for the purpose of voting on the Plan. In determining whether there is a reasonable likelihood that the continuation of the Plan will benefit the Fund and its shareholders, the Board may, but is not obligated to, consider that Distributors has incurred substantial costs and has entered into an arrangement with a third party which third party has agreed to purchase from Distributors the entitlement of Distributors to receive the payments described in Paragraph 1(a) above, which purchase will generate the cash flow needed to pay for the distribution activities for the Class.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated with respect to the shares of the Class at any time, without penalty, by vote of a majority of the outstanding voting securities of such Class or by vote of a majority of the non-interested Board members of the Investment Company, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Advisory Agreement between the Fund and the Adviser. Upon termination of this Plan with respect to the Class, the obligation of the Fund to make payments pursuant to this Plan with respect to such Class shall terminate, and the Fund shall not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Class shares sold prior to such termination date.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class of the Fund.

	8.	All material amendments to the Plan,
or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

8. So long as the Plan is in effect, the selection and nomination of the Fund's non-interested
Board members shall be committed to the discretion of such non-interested Board members.

	This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Investment
Company and Distributors as evidenced by their execution hereof.


Date:	  January 1, 2002


Franklin Templeton Fund Allocator Series


By:/s/ Murray L. Simpson______
	Murray L. Simpson
	Vice President & Secretary


Franklin/Templeton Distributors, Inc.


By:/s/ Charles E. Johnson____
	Charles E. Johnson
	Senior Vice President






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